Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT made effective e as of the 5th day of November, 2007 by and between ACTION PRODUCTS INTERNATIONAL, INC., a Florida corporation, (the “Company”) and ROBERT L. BURROWS (the “Executive”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Employment

The Company agrees to employ the Executive during the Term specified in Section 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2. Term

Subject to the provisions contained in Sections 6 and 7, the Executive’s employment by the Company shall be for a term commencing on the date hereof through December 31, 2008 (the “Initial Term”), and shall automatically renew for successive one (1) year terms thereafter (each a “Renewal Term”, and together with the Initial Term, the “Term”) unless either party delivers written notice of termination (a “Notice of Termination”) to the other at least 120 days prior to the end of the Initial Term or any Renewal Term, as the case may be. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefore, is referred to in this Agreement as the “Date of Termination”.

3. Duties and Responsibilities

(a) During the Term, the Executive shall have the position of Chief Financial Officer. The Executive shall report to the Chief Executive Officer and to the Board of Directors of the Company (the “Board”).

(b) The Executive shall perform such executive and managerial duties and responsibilities customary to his position and as are reasonably necessary to the operations of the Company as may be assigned to him from time to time by or under authority of the Board, consistent with his position as designated in or pursuant to Section 3(a).

(c) The Executive’s employment by the Company shall be full-time, and, during the Term, the Executive agrees that he will (i) devote substantially all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company, (ii) carry out his duties in a competent and professional manner and serve the Company faithfully and diligently under the direction of the Chief Executive Officer and the Board, and (iii) work with other employees of the Company and its subsidiaries and affiliates in a competent and professional manner; provided, however, that the Executive may pursue other business and personal activities not otherwise in material breach of the provisions herein and that do not materially interfere with the performance of his duties under this Agreement.

(d) During the Term, the Executive’s services hereunder shall be performed at the offices of the Company located in the City of Orlando, State of Florida, which such offices shall not be relocated outside of the City of Orlando, State of Florida. The Executive’s duties shall include such travel as is necessary and consistent with his position and duties hereunder.

(e) Simultaneous the execution and delivery by the Executive of this Agreement the Executive shall also execute and deliver the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”).

4. Compensation

(a) As compensation for his services hereunder, and in consideration of his covenants set forth in Section 8 below, the Company shall pay the Executive during the Term, in accordance with its normal payroll practices, an annualized base salary (“Base Salary”) of One Hundred Eighty Thousand Dollars ($180,000.00). Such Base Salary shall be reviewed by the Board each year during the Term and may be increased at the discretion of the Board.

(b) The Executive shall also receive a one-time cash bonus equal to twelve and one-half percent (12.5%) of his then-applicable Base Salary upon the Company completing at least one Transaction (as hereinafter defined) during the first 365-day period commencing on the date hereof. For the purposes of this Section 4(b), the term “Transaction” shall mean the purchase by the Company, outside of the ordinary course of business, of another company or a material portion of its assets, securities or business by means of a merger, consolidation, joint venture, exchange offer, licensing or purchase or sale of stock or assets that requires the Company filing with the U.S. Securities and Exchange Commission (“SEC”) a Form 8-K under Item 2.01 of such Form 8-K. Such cash bonus shall be paid within thirty (30) days of the completion of such Transaction, but excluding any Transaction with respect to ***.

(c) The Company shall pay, subject to the conditions in this Section 4(c), a cash bonus as follows:

(i) If the Company completes a Transaction (other than with respect to ***) during calendar year 2008, and if the Company’s revenues, as reported in the Company’s Annual Report on Form 10-K or 10-KSB for the year ended December 31, 2008 exceeds Ten Million Dollars ($10,000,000), then the Company shall pay the Executive a cash bonus equal to thirty-seven and one-half percent (37.5%) of his Base Salary as of December 31, 2008. Such cash bonus shall be paid not later than thirty (30) days after filing such Form 10-K or Form 10-KSB with the SEC.

(ii) If the Company does not complete a Transaction (other than with respect to ***) during calendar year 2008, then the Company shall pay the Executive a cash bonus as follows:

(A) If the Company’s revenues, as reported in the Company’s Annual Report on Form 10-K or 10-KSB for the year ended December 31, 2008 exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000), then the Company shall pay the Executive a cash bonus equal to twelve and one-half percent (12.5%) of his Base Salary as of December 31, 2008;

(B) If the Company’s revenues, as reported in the Company’s Annual Report on Form 10-K or 10-KSB for the year ended December 31, 2008 exceeds Eight Million Five Hundred Thousand Dollars ($8,500,000), then the Company shall pay the Executive, in addition to the cash bonus under Section 4(c)(i)(A), a cash bonus equal to twelve and one-half percent (12.5%) of his Base Salary as of December 31, 2008; and

(C) If the Company’s revenues, as reported in the Company’s Annual Report on Form 10-K or 10-KSB for the year ended December 31, 2008 exceeds Nine Million Five Hundred Thousand Dollars ($9,500,000), then the Company shall pay the Executive, in addition to the cash bonuses under Sections 4(c)(i)(A) and (B), a cash bonus equal to twelve and one-half percent (12.5%) of his Base Salary as of December 31, 2008.

(iii) Any such cash bonus under this Section 4(c) shall be paid not later than thirty (30) days after filing such Form 10-K or Form 10-KSB with the SEC. All cash bonuses under Section 4(b) and Section 4(c) are collectively referred to as the “Initial Annual Bonus”).

(d) For each fiscal year after December 31, 2008, the Compensation Committee of the Board, or if no such Committee exists, then the Board shall establish an annual performance-based cash bonus up to one–half of the annual Base Salary as of the first day of such fiscal year (the “Subsequent Annual Bonus”).

5. Expenses; Fringe Benefits

(a) The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b) During the Term, the Executive and his spouse and dependents shall be eligible to participate in and receive all benefits under any welfare benefit plans and programs (including without limitation, medical, disability and group life insurance) provided by the Company to its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time; provided, however, that medical and dental benefits will be provided at no cost to the Executive.

(c) During the Term, the Executive shall be entitled to participate in all retirement plans and programs provided by the Company to its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. The Executive shall be allowed to participate in the Company’s 401(k) plan as of the earliest date permitted by the plan, but in no event later than ninety (90) days after the date hereof.

(d) The Executive shall be entitled to four weeks paid vacation annually to be taken at such times as shall not, in the reasonable judgment of the Board, materially interfere with the Executive’s fulfillment of his duties hereunder. In addition, the Executive shall be entitled to as many paid holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its employees, and shall be entitled to paid time-off for religious observances.

6. Termination

(a) The Company, by direction of the Board, shall be entitled to terminate the Executive’s employment and to discharge the Executive with or without “cause,” in either case effective immediately upon the giving of written notice of such termination. The term “cause” shall be limited to the following grounds:

(i) the Executive’s willful failure to (A) materially perform his duties and responsibilities as set forth in Section 3 hereof or (B) abide in all material respects by the reasonable directives of the Board in accordance with Section 3, in each case if such failure or refusal is not cured (if curable) within thirty (30) days after written notice thereof to the Executive by the Board;

(ii) the Executive’s willful misappropriation of material funds or property of the Company;

(iii) the conviction of the Executive in a court of law of, or entering by the Executive to a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft; or

(iv) any breach by the Executive of the Proprietary Information and Inventions Agreement if such failure or refusal is not cured (if curable) within thirty (30) days after written notice thereof to the Executive by the Chief Executive Officer or the Board.

Any notice required to be given by the Board pursuant to clause (i) or clause (iv) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for cause and the arbitrator appointed pursuant to Section 14 determines that “cause” as defined herein was not present, then such purported termination for cause shall be deemed a termination “without cause” pursuant to Section 6(c) and the Executive’s rights and remedies will be governed by Section 6(c), in full satisfaction and in lieu of any and all other or further remedies the Executive may have. For purposes of this Agreement, “willful” shall mean done, or omitted to be done, by the Executive, not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(b) In the event of the termination of the employment of the Executive by the Board for “cause”, the Executive shall be entitled to the following payments and benefits: (i) unpaid salary and accrued vacation compensation through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and (ii) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in Sections 5(b) and (c) above.

(c) In the event of a termination of the employment of the Executive by the Board “without cause” or the Company delivers a Notice of Termination under Section 2, the Executive shall be entitled to the following payments and benefits:

(i) as severance, (A) an amount equal to one hundred fifty percent (150%) of his annual Base Salary in effect as of the Date of Termination, and (B) either (x) if the Date of Termination is on or before December 31, 2008, then the amount of the Initial Annual Bonus (whether or not the respective performance criteria was met) multiplied by the number of days from the date hereof to the Date of Termination divided by 432, and (y) if the Date of Termination is after December 31, 2008, then the amount of the Subsequent Annual Bonus (whether or not the performance criteria was met) multiplied by the number of days from January 1 of the calendar year in which the Date of Termination shall occur to the Date of Termination divided by the total number of days in such calendar year (any employment or consulting income earned by the Executive during such period shall not reduce the Company’s obligations under this clause (i));

(ii) unpaid salary and accrued vacation compensation through the Date of Termination;

(iii) any unpaid reimbursable expenses outstanding as of the Date of Termination;

(iv) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in Sections 5(b) and (c) above; and

(v) coverage under the “employee welfare benefit plans” (as defined in Section 3(l) of ERISA) provided by the Company to comparable executives. In lieu of such coverage, the Company may reimburse the Employee on a net after-tax basis, for the cost of individual insurance coverage for the Executive and the Executive’s dependents under a policy or policies that provide benefits not less favorable than the benefits provided under such employee welfare benefit plans through the date one (1) year after the Date of Termination, or the Executive securing coverage of similar benefits by another employer or other source.

(d) The Executive shall have the right to terminate this Agreement and his employment hereunder for “good reason”, if (i) the Executive shall have given the Company prior written notice of the reason therefor and (ii) a period of ten (10) business days following receipt by the Company of such notice shall have lapsed and the matters which constitute or give rise to such “good reason” shall not have been cured or eliminated by the Company. In the event the Company shall not take such action within such period, the Executive may send another notice to the Company electing to terminate his employment hereunder and, in such event, the Executive’s employment hereunder shall terminate and the effective date of such termination shall be the third business day after the Company shall have received such notice. In the event of such termination, the Executive shall be entitled to receive the same payments and benefits as would be provided under Section 6(c) in the event of termination without cause. For the purpose of this Agreement, “good reason” shall only mean the occurrence of any of the following without the Executive’s prior written consent:

(i) a material change by the Company in the nature of Executive’s title, duties, authority and responsibilities set forth in this Agreement; provided, however, that a change in the Executive’s title shall not constitute good reason provided such change does not (A) materially reduce the Executive’s authority or (B) require the Executive to report to anyone other than the Chief Executive Officer or the Board;

(ii) a reduction in the nature of the Executive’s compensation as established under this Agreement;

(iii) a material breach by the Company of any of its obligations under this Agreement;

(iv) a requirement that the Executive engage in any act or requirement that the Executive not act which is illegal or which would reasonably likely be materially damaging or detrimental to the Executive’s reputation; or

(v) a Change of Control, as defined in Section 6(f), as a result of which the Executive is not offered the same or comparable position in the surviving company on substantially the same terms as in this Agreement, or is offered such position but within twenty-four (24) months after the Executive accepts such position, the Executive’s employment is terminated either without cause or for good reason described in subsections (i), (ii) or (iv) of this Section 6(d) or in subsection (iii) as to the employment agreement then applicable to the Executive.

(e) The Executive shall be entitled to terminate this Agreement and his employment hereunder without good reason by giving the Company prior written notice to that effect. The termination of employment shall be effective on the date specified in such notice, or earlier, at the determination of the Company, in which event such termination shall remain classified as a termination by the Executive without good reason. In the event that the Executive terminates this Agreement without good reason or delivers a Notice of Termination under Section 2, the Executive shall be entitled to receive the same payments and benefits as would be provided under Section 6(b).

(f) The term “Change or Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, (A) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (x) the outstanding shares of common stock of the Company or (y) the combined voting power of the Company’s then-outstanding securities, and (B) became the beneficial owner of such securities other than with the affirmative vote by at least a majority of the Incumbent Directors, (ii) the Company is party to a merger or consolidation, or series of related merger or consolidation transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation, (iii) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), (iv) there occurs a change in the composition of the Board within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors, (v) the dissolution or liquidation of the Company, or (vi) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board).

(g) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G (as such section may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the “Code”) and (ii) but for this Section 6(g), would be subject to the excise tax imposed by Section 4999 (as such section may be amended or replaced) of the Code (the “Excise Tax”), then the Executive’s benefits hereunder shall be either (i) provided to the Executive in full, or (ii) provided to the Executive only as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6(g) shall be made in writing in good faith by the Company’s independent public accountants (the “Accountants”). In the event of a reduction in benefits hereunder, the Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 6(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(g). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(g).

7. Disability; Death

In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as “disability”) and the Executive shall fail to perform such duties for periods aggregating 60 days, whether or not continuous, in any continuous period of 180 days, the Company shall have the right to terminate the Executive’s employment hereunder upon prior written notice to him. In the event of the Executive’s death, the Date of Termination shall be the date of the Executive’s death. In the event the Company terminates the Executive pursuant to this Section 7, the Executive, or in the case of his death, his heirs, beneficiaries or estate, shall be entitled to receive the entitlements set forth in Section 6(b) of this Agreement. In addition, in the event the Company terminates the Executive pursuant to this Section 7 for disability, and the Executive elects to continue coverage under COBRA for the applicable statutory period under the employee healthcare benefit plan in which he participated in accordance with the terms thereof, then the Company shall pay the same portion of the premium it would have paid had the Executive remained an employee, continuing for the period ending on the earlier of (i) the termination of the applicable statutory period, or (ii) the first anniversary of the Date of Termination. In the event of the Executive’s death, if the Executive’s family members covered by the employee healthcare benefit plan on which the Executive participated elect to continue coverage under COBRA for the applicable statutory period under such plan in accordance with the terms thereof, then the Company shall pay the same portion of the premium it would have paid had the Executive remained an employee, continuing for the period ending on the earlier of (i) the termination of the applicable statutory period, or (ii) one year from the Date of Termination.

8. Assignment

Subject to Section 6(d), the Company and the Executive agree that the Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization; provided, however, that any assignment by the Company shall not relieve the Company of any of its obligations to the Executive under this Agreement. The Company and the Executive agree that the Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

9. Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement, and approved by the Board.

10. Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

11. Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, and in each case, addressed as follows:

If to the Executive:

Robert L. Burrows

11474 Swift Water Cir.

Orlando Florida 32817

If to the Company:

Action Products International, Inc.

Attention: Ronald S. Kaplan

1101 N. Keller Rd., Suite E

Orlando, Florida 32810

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

12. Applicable Law

This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Florida without application of conflict of law provisions applicable therein.

13. Entire Agreement

This Agreement represents the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior agreements, plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby.

14. Arbitration

(a) The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration at the offices of the American Arbitration Association or a successor organization for binding arbitration in City of Orlando, State of Florida by a single arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. All awards of the arbitrator shall be binding and non-appealable. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply Florida law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the United States District Court, in the City of Orlando, State of Florida, or if that court lacks jurisdiction, in a state court located within the geographic boundaries thereof. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided.

(b) The Executive has read and understands this Section 14 which discusses arbitration. The Executive understands that by signing this Agreement, the Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship.

15. Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

16. Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17. No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

/s/ ROBERT L. BURROWS
Robert L. Burrows

ACTION PRODUCTS INTERNATIONAL, INC.

By:	/s/ RONALD S. KAPLAN
Ronald S. Kaplan
Chief Executive Officer